EXHIBIT 99.1


NEWS RELEASE
------------

Date:     May 16, 2005
Contact:  Joe L. Powers
          Executive Vice President
          P.O. Box 141000
          Nashville, TN  37214-1000
Phone:    (615) 902-1300    Fax:  (615) 883-6353
Website:  www.thomasnelson.com



     Thomas Nelson Announces Record Year For Revenue and Earnings
              Net Income Advances 23% in Fiscal Year;
                     33% in Fourth Quarter

Nashville, TN. May 16, 2005. Thomas Nelson, Inc. (NYSE: TNM) today announced its financial results for the fiscal year and for the fourth quarter ended March 31, 2005:

Net revenue increased 7% in fiscal 2005, reaching $237.8 million, compared to $222.6 in the prior year. The fourth-quarter increase was 4%, with revenue reaching $63.6 million in the period versus $60.9 million a year ago.

Net income advanced 23% for the full fiscal year.  The Company earned
$19.8 million for the year compared with $16.2 million in the previous year. Fourth-quarter net income was $6.1 million, a 33% gain from the $4.5 million in the prior year.

Basic earnings per share, at $1.35, were 21% ahead of last year's $1.12. Diluted earnings per share posted a 21% year-over-year gain, growing from $1.08 to $1.31 for the full fiscal year. Fourth-quarter basic earnings per share were $0.41, compared with $0.31 a year ago, which is a 32% increase, and diluted income per share reached $0.40, up 38% from the $0.29 of the prior year's quarter.

"Our financial performance in fiscal 2005 was spectacular, and the year was our best ever," stated Sam Moore, Chairman and Chief Executive. "Our success in 2005 rested on three main factors: a sensible strategy to address our often turbulent markets; a generally improving economic environment; and a lot of hard work from the best management team in our industry."

"On the strategy side," Mr. Moore noted, "we are striving to keep a sharp eye on the demands and tastes of our customers - primarily book sellers - and their ultimate customers, book buyers. That's how we spotted the growing demand for Christian and inspirational fiction, for example, and why we launched our WestBow imprint, which, in its first year of operation, exceeded all our expectations. We are also constantly looking for new sorts of products to broaden our appeal - our BibleZines are a good example of this."

Mr. Moore continued: "The economic recovery in the U.S. clearly helped us in fiscal 2005, but considerations such as rising gasoline prices and consolidation within the retail sector are promoting a certain turbulence in our operating environment. As our results indicate, we're coping with these challenges, but it requires constant attention."

"I think our operating managers as well as our financial managers have done a good job seeing that shareholders' assets are deployed prudently and efficiently," Mr. Moore added. "Our balance sheet has never been stronger, and our standings in the various best-seller lists demonstrate the quality of our product offerings. Both of these achievements reflect the focus and dedication of the people who run the various units within our Company."

"Another 'best-year-ever'," stated Michael Hyatt, Thomas Nelson's President and Chief Operating Officer, "means, in an ironic sort of way, we are becoming our own toughest competitor. While I know better than to promise anything by way of future results, I can share my observation that the factors which helped us achieve our recent performance milestones remain in full play. In particular, we are achieving good results in some of the most important segments in our competitive environment."

"The growth in Christian and inspirational fiction, it is clear to me, is more than a fashion trend. Our best selling work for the year and the quarter was Frank Peretti's Monster, which is amazing, since we released it very late in the year. It gained strong sales support in our traditional market - stores within the Christian Booksellers orbit - but also in the general market where Christian and inspirational works are seeing strong growth in demand. There's nothing like being in the right place, at the right time, and with the right product."

"I am also pleased that our campaign to enhance our profit margin continues to yield good results. Our operating margin and pretax margin were each above
13 per cent as of fiscal year end - the best we've done in recent memory.
I think that with a combination of good top-line growth and prudence in terms of expenses, we can continue to improve our profitability."

Thomas Nelson, Inc. will host a conference call related to this earnings release at 1:30 p.m. CDT on Monday May 16, 2005. Individuals may listen to the call by dialing (800) 946-0782. The confirmation number for the call is 9487111. The live broadcast of Thomas Nelson's quarterly conference call will be available online by going to www.thomasnelson.com/news and at www.streetevents.com. The online replay will be available shortly after the call and continue through May 24, 2005.

This news release includes certain forward-looking statements (all statements other than those made solely with respect to historical fact) and the actual results may differ materially from those contained in the forward-looking statements due to known and unknown risks and uncertainties. Any one or more of several risks and uncertainties could account for differences between the forward-looking statements that are made today and the actual results, including with respect to our sales, profits, liquidity and capital position. These factors include, but are not limited to: risks relating to our ability to satisfy regulatory requirements with respect to our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, which requires us to perform an evaluation of our internal control over financial reporting and have our auditor attest to such evaluation; softness in the general retail environment or in the markets for our products; the timing and acceptance of products being introduced to the market; the level of product returns experienced; the level of margins achievable in the marketplace; the collectibility of accounts receivable; the recoupment of royalty advances; the effects of acquisitions or dispositions, the financial condition of our customers and suppliers; the realization of inventory values at carrying amounts; our access to capital; the outcome of any Internal Revenue Service audits; and the realization of income tax and intangible assets. These conditions cannot be predicted reliably and the Company may adjust its strategy in light of changed conditions or new information. Thomas Nelson disclaims any obligation to update forward-looking statements.

Thomas Nelson, Inc. is a leading publisher and distributor of products emphasizing Christian, inspirational and family value themes and believes it is the largest publisher of Bibles and inspirational products. For more information, visit our website www.thomasnelson.com.

Thomas Nelson's Common stock and Class B Common stock are listed on the New York Stock Exchange (TNM-NYSE).

                                    ###



                     THOMAS NELSON, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (000's omitted, except per share data, unaudited)

                                        Three Months Ended   Twelve Months Ended
                                             March 31,            March 31,
                                       ------------------    ------------------
                                         2005      2004        2005      2004
                                       -------    -------    --------  --------
Net revenues                           $63,553    $60,912    $237,817  $222,619
Costs and expenses:
   Cost of goods sold                   35,004     35,281     134,057   129,532
   Selling, general & administrative    18,821     17,660      69,465    63,660
   Depreciation & amortization             722        605       2,587     2,287
                                       -------    -------    --------  --------
  Total costs and expenses              54,547     53,546     206,109   195,479
                                       -------    -------    --------  --------
Operating income                         9,006      7,366      31,708    27,140
Other income (expense)                      86         19         354      (241)
Interest expense                            94        166         644       882
                                       -------    -------    --------  --------
Income from continuing operations
     before income taxes                 8,998      7,219      31,418    26,017
Provision for income taxes               3,015      2,708      11,647     9,756
Minority interest                            1         (1)          4       (34)
                                       -------    -------    --------  --------
Income from continuing operations        5,982      4,512      19,767    16,295
Discontinued operations:
   Gain (loss) on disposal, net of
     applicable taxes                       72         26          50      (130)
                                       -------    -------    --------  --------
Net income                             $ 6,054    $ 4,538    $ 19,817  $ 16,165
                                       =======    =======    ========  ========
Weighted average number of shares
    Basic                               14,761     14,439      14,649    14,404
                                       =======    =======    ========  ========
    Diluted                             15,231     15,493      15,107    14,999
                                       =======    =======    ========  ========
Net income per share, Basic:
    Income from continuing operations  $  0.41    $  0.31    $   1.35  $   1.13
    Loss from discontinued operations      -          -           -       (0.01)
                                       -------    -------    --------  --------
Net income per share                   $  0.41    $  0.31    $   1.35  $   1.12
                                       =======    =======    ========  ========
Net income per share, Diluted:
    Income from continuing operations  $  0.39    $  0.29    $   1.31  $   1.09
    Loss from discontinued operations     0.01        -           -       (0.01)
                                       -------    -------    --------  --------
    Net income (loss) per share        $  0.40    $  0.29    $   1.31  $   1.08
                                       =======    =======    ========  ========


                     THOMAS NELSON, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                          (000's omitted, unaudited)


                                                             March 31,
                                                        -------------------
                                                          2005       2004
                                                        --------   --------
ASSETS
   Current assets:
     Cash and cash equivalents                          $ 23,999   $ 22,780
     Accounts receivable, less allowances of
        $8,539 and $7,951, respectively                   60,907     56,275
     Inventories                                          36,678     30,341
     Prepaid expenses                                     18,037     14,018
     Deferred tax assets                                   4,797      4,470
                                                        --------   --------
   Total current assets                                  144,418    127,884

   Property, plant and equipment, net                     14,618     13,039
   Other assets                                           12,181      6,425
   Deferred charges                                        1,353      1,754
   Intangible assets                                       1,085        860
   Goodwill                                               29,304     29,304
                                                        --------   --------
TOTAL ASSETS                                            $202,959   $179,266
                                                        ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities:
     Accounts payable                                   $ 25,304   $ 19,753
     Accrued expenses                                     12,699     13,278
     Deferred revenue                                      9,784     11,758
     Dividends payable                                       740        579
     Income taxes currently payable                        3,160      2,419
     Current portion of long-term debt                     2,308      3,022
                                                        --------   --------
   Total current liabilities                              53,995     50,809

   Long-term debt, less current portion                      -        2,308
   Long-term taxes payable                                22,592     21,290
   Deferred tax liabilities                                  911        568
   Other liabilities                                         827      1,300
   Minority interest                                          13          9
 Shareholders' equity                                    124,621    102,982
                                                        --------   --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $202,959   $179,266
                                                        ========   ========